CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the use of our report, dated August 4, 2004, on the statements of assets and liabilities of Pioneer Ibbotson Asset Allocation Series (consisting of the Pioneer Ibbotson Growth Allocation Fund, Pioneer Ibbotson Moderate Allocation Fund and the Pioneer Aggressive Allocation
Fund) (the "Series") as of July 12, 2004 under the caption "Financial Statements" in the Pioneer Ibbotson Asset Allocation Series Class A, Class B, and Class C and Shares Statement of Additional Information in Pre-effective Amendment No. 2 to the Registration Statement (Form N-1A, 1933 Act File No. 333-114788) of Pioneer Ibbotson Asset Allocation Series for the initial registration of its Series' common shares.


                              /s/ ERNST & YOUNG LLP

Boston, Massachusetts
August 6, 2004